Exhibit 99.1

April 21, 2017

David A. Happel

Transition Services Letter Agreement

Dear Mr. Happel,

As you are aware, on October 13, 2016, you entered into a transition services letter agreement (the “Prior Transition Agreement”) with Horizon Orphan LLC (f/k/a Raptor Pharmaceuticals Inc.), providing for, among other things, your eligibility to earn a retention bonus of $335,000 subject to your continued service with Horizon Orphan LLC and/or Horizon Pharma, Inc. and Horizon Pharma USA, Inc. (collectively, the “Company”) through May 15, 2017. Additionally, on October 28, 2016 you entered into a retention letter agreement with the Company, which among other things, provided for your eligibility to earn an additional retention bonus of $750,000, generally subject to your continued service with the Company through November 1, 2017 (the “Retention Agreement”).

The purpose of this Transition Services Letter Agreement (“Agreement”) is to confirm your agreement with the Company to terminate the Prior Transition Agreement in its entirety effective as of April 21, 2017 (the “Effective Date”) in consideration of the benefits to be provided to you under this Agreement. By executing this Agreement and in consideration of the benefits provided hereunder, you hereby expressly agree that on and following the Effective Date: (i) you are not eligible to receive any additional bonus payments or other benefits under the Prior Transition Agreement, and (ii) any references in your employment agreement with the Company or the Retention Agreement to the Prior Transition Agreement shall instead be deemed references to this Agreement. For the avoidance of doubt, any bonus payments that have been previously earned by and paid to you under the terms of the Prior Transition Agreement are not affected by this Agreement, and nothing in this Agreement affects your eligibility for benefits under the terms of the Retention Agreement, which remains in full force and effect and is unchanged by this Agreement.

You are eligible to earn an additional bonus for your continued service with the Company through May 15, 2017 (the “2017 Transition Period End Date”), subject to certain conditions described in more detail below. You will be eligible to earn and receive an additional amount equal to $335,000 (the “2017 Retention Bonus”), less any applicable state, federal and local income taxes as well as any applicable employment or excise taxes, subject to your continued employment with the Company through the 2017 Transition Period End Date or earlier termination by the Company without Cause and your compliance with the terms of this Agreement. If earned, your 2017 Retention Bonus will be paid to you in a single lump sum on the first regular payroll following the 2017 Transition Period End Date. You will not be eligible to receive the 2017 Retention Bonus if your employment terminates prior to the 2017 Transition Period End Date due to your resignation for any reason, death or disability (within the meaning of Section 22(e) of the Code) or due to your termination for Cause (as such term is defined below).

The period through the 2017 Transition Period End Date is the “Transition Period.” During the Transition Period you shall continue to provide services in your area of expertise and responsibility (your “Responsibilities”). You agree to continue to devote your best efforts and substantially all of your business time and attention to the business of the Company during this Transition Period and keep the Company regularly apprised of your activities in order to facilitate this process.

Solely for the period from the Effective Date through the 2017 Transition Period End Date, in the event the Company determines that it will terminate your employment for any reason other than for Cause, the Company agrees to provide you with 30 days advance written notice of such termination, such that your termination will not be effective any earlier than the date that such 30 day notification period expires (such period following delivery of the notice and prior to the date of termination, the “Notice Period.”). During any Notice Period, you are required to continue to perform your Responsibilities, and any failure to do so will constitute grounds for your termination for Cause. The provisions of this paragraph will automatically expire on May 16, 2017, and have no further force or effect on or following such date.

For the avoidance of doubt, the benefits provided by this Agreement shall not be in lieu of or in any way amend any rights to base salary, severance or other benefits under your employment agreement or change in control severance agreement with the Company. You hereby reaffirm your commitment to remain in compliance with the Employee Invention Assignment and Confidentiality Agreement entered into between you and the Company (the “Confidentiality Agreement”). You acknowledge and agree that the benefits described in this Agreement are subject to all of the terms and conditions set forth above, including your agreement to remain in compliance with the Confidentiality Agreement and that if you fail to do so, any right you may have to receive the 2017 Retention Bonus will be forfeited.

For all purposes of this Agreement, “Cause” means (i) your commission of a felony or other crime involving moral turpitude; (ii) any willful act or acts of dishonesty, embezzlement or fraud you undertake that are intended to result in substantial gain or personal enrichment for you, your family or any third party at the expense of the Company; (iii) your commission of any willful act of gross misconduct which is materially and demonstrably injurious to the Company; (iv) your material breach of this Agreement, your employment, severance or other similar written agreement with the Company or the Confidentiality Agreement, (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any other party that you owe an obligation of nondisclosure as a result of your relationship with the Company; and/or (vi) your gross negligence or willful failure to substantially perform your Responsibilities to the Company or willful and deliberate violation of a material Company policy. For the avoidance of doubt, the termination of your employment as a result of your death or your inability to perform the essential functions of your job due to permanent disability (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended) will not be deemed to constitute a termination without Cause.

Please indicate your acceptance of and agreement to, the terms and conditions of this Agreement by signing and returning a copy of this Agreement to me.

Yours sincerely,

/s/ Paul W. Hoelscher

Paul W. Hoelscher

Executive Vice President, Chief Financial Officer

Acknowledged, agreed and accepted:

/s/ David A. Happel
David A. Happel
Date: April 21, 2017